UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Center Financial Corporation

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 9, 2010

TO THE SHAREHOLDERS OF CENTER FINANCIAL CORPORATION:

The Annual Meeting of Shareholders (the “Meeting”) of Center Financial Corporation will be held at the Olympic Office of Center Bank, 2222 West Olympic Boulevard, Los Angeles, California 90006 on Wednesday, June 9, 2010 at 6:00 p.m.

At the annual meeting, you will be asked to consider and vote on the following matters:

1. Election of Directors. To elect the following eight nominees to serve as directors until the next annual meeting of shareholders and until their successors are elected and qualified:

David Z. Hong	Peter Y.S. Kim
Jin Chul Jhung	Sang Hoon Kim
Chang Hwi Kim	Chung Hyun Lee
Kevin S. Kim	Jae Whan Yoo

2. Ratification of Appointment of Accountants. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010.

3. Advisory Vote on Executive Compensation. To approve, on an advisory and non-binding basis, the compensation paid to the Company’s Named Executive Officers.

4. To transact such other business as may properly come before the Meeting and any and all adjournments thereof.

The Board of Directors recommends that you vote in favor of the election of the above nominees and in favor of Proposals 2 and 3.

Only shareholders of record at the close of business on April 12, 2010 are entitled to notice of and to vote at the annual meeting. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card in the postage paid envelope provided, so that as many shares as possible may be represented. The vote of every shareholder is important and we will appreciate your cooperation in returning your executed proxy promptly. Each proxy is revocable and will not affect your right to vote in person if you attend the annual meeting. If you hold your shares in certificate form and attend the Meeting, you may simply revoke your previously submitted proxy and vote your shares at that time. If your shares are held by a broker or otherwise not registered in your name, you will need additional documentation from your record holder to vote your shares personally at the Meeting. Please indicate on the proxy whether or not you expect to attend.

We appreciate your continuing support and look forward to seeing you at the annual meeting.

DATED: April 30, 2010	By Order of the Board of Directors Lisa Kim Pai Secretary

Important Notice Regarding the Availability of Proxy Materials for the

2010 Annual Meeting of Shareholders to be held on June 9, 2010

This proxy statement and the Company’s 2009 Annual Report to Shareholders are available electronically at

www.centerbank.com/proxy

CENTER FINANCIAL CORPORATION

3435 Wilshire Boulevard, Suite 700

Los Angeles, California 90010

(213) 251-2222

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 9, 2010

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of Center Financial Corporation (the “Company”) to be held at the Olympic Office of Center Bank (the “Bank”), 2222 West Olympic Boulevard, Los Angeles, California 90006, at 6:00 p.m., on Wednesday, June 9, 2010, and at any and all adjournments thereof.

It is expected that this Proxy Statement and accompanying Notice will be mailed to shareholders on approximately April 30, 2010.

The matters to be considered and voted upon at the Meeting will be:

1. Election of Directors. To elect eight individuals to serve as directors until the next annual meeting of shareholders and until their successors are elected and qualified.

2. Ratification of Appointment of Accountants. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010.

3. Advisory Vote on Executive Compensation. To approve, on an advisory and non-binding basis, the compensation paid to the Company’s Named Executive Officers.

4. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

Revocability of Proxies

A Proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. (Any shareholder who holds shares in certificate form and attends the Meeting may simply revoke his or her previously submitted proxy and vote their shares at that time. Shareholders whose shares are held by a broker or are otherwise not registered in their own names will need additional documentation from their record holder to vote any shares personally at the Meeting.) Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted in favor of the election of the nominees for directors set forth herein, in favor of Proposals 2 and 3 and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

The solicitation of the Proxy accompanying this Proxy Statement is made by the Company’s Board of Directors, and the Company will bear the costs of such solicitation, including preparation, printing and mailing costs. The proxies will be solicited principally through the mails, but directors, officers and employees of the Company may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these proxy solicitation materials to shareholders whose stock in the Company is held of record by such entities, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, the Company may pay for and utilize the services of individuals or companies it does not regularly employ in connection with this solicitation of proxies, if management determines it advisable.

VOTING SECURITIES

There were 39,895,661 shares of the Company’s common stock issued and outstanding on April 12, 2010, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting. There were also 55,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value (the “Preferred Stock”), issued and outstanding on the record date. The Preferred Stock does not have voting rights at the 2010 Annual Meeting. As used in this proxy statement, the term “shareholder” means a holder of common stock, unless the context requires otherwise. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of the common stock is necessary to constitute a quorum at the Meeting for the transaction of business. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted on any matters brought before the Meeting.

Each shareholder is entitled to one vote on each proposal per share of common stock held as of the record date, except that in connection with the election of directors, the shares are entitled to be voted cumulatively if a candidate’s or candidates’ name(s) have been properly placed in nomination prior to the voting and a shareholder present at the Meeting has given notice of his or her intention to vote his or her shares cumulatively. If a shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. The eight candidates receiving the highest number of votes will be elected. If cumulative voting is declared at the Meeting, votes represented by Proxies delivered pursuant to this Proxy Statement may be cumulated in the discretion of the proxy holders, in accordance with the recommendations of the Board of Directors. Shares represented by proxies that are marked with instructions to “withhold authority” for the election of one or more director nominees or that are not voted (whether by abstention or otherwise) will not be counted in determining the number of votes cast for those persons.

For all other matters, including the ratification of the appointment of our accountants and the non-binding advisory vote on executive compensation, a majority of votes cast shall decide the outcome of each matter submitted to the shareholders at the Meeting. Abstentions will be included in the vote totals and, as such, will have the same effect on proposals as a negative vote. Broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter), if any, will not be included in the vote totals and, as such, will have no effect on any proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management knows of no person who owned beneficially more than 5% of the outstanding common stock of the Company as of April 12, 2010, except for Wellington Management Company, LLP (“Wellington Management”) and Fidelity Management & Research Company (“Fidelity”). Information concerning the stock ownership of the Company’s executive officers, directors and nominees for director is set forth under “ELECTION OF DIRECTORS.” The following table furnishes information concerning Wellington Management and Fidelity:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	3,578,198	[1]	8.97%

Common Stock	Fidelity Management & Research Company 82 Devonshire Street Boston, Massachusetts 02109	3,348,270	[2]	8.39%

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bylaws currently provide that the number of directors shall be not fewer than six nor more than eleven until changed by a bylaw amendment duly adopted by the vote or written consent of our shareholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by the vote or written consent of our shareholders or by our Board of Directors. The exact number of directors is presently fixed at eight.

The first eight persons named below, all of whom are present members of the Board of Directors, will be nominated for election to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and have qualified. Votes will be cast pursuant to the enclosed Proxy in such a way as to effect the election of said eight nominees, or as many thereof as possible under applicable voting rules. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

[1]

Wellington Management, in its capacity as an investment adviser, may be deemed to have beneficial ownership of 3,578,198 shares of common stock that are owned by its investment advisory clients, none of which is known to have such interest with respect to more than 5% of the class of shares. Wellington Management has shared voting authority over 3,444,865 shares and shared dispositive power over 3,578,198 shares. Wellington Management is a registered investment adviser under the Investment Advisers Act of 1940, as amended.

[2]

Fidelity Management & Research Company is a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Fidelity is the beneficial owner of 3,168,270 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,168,270 shares owned by the Funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the notes owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the notes under written guidelines established by the Funds’ Boards of Trustees.

Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 180,000 shares as a result of its serving as investment manager of institutional accounts owning such shares.

Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over all shares and sole power to vote or to direct the voting of the 180,000 shares owned by the institutional accounts managed by PGATC as reported above.

The following table sets forth certain information with respect to (i) each of the persons to be nominated by the Board of Directors for election as directors, (ii) each of the Company’s directors and executive officers, and (iii) the directors and executive officers as a group. Additional information concerning the experience and qualifications of the Company’s directors appears below under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters.”

				Common Stock Beneficially Owned on April 12, 2010
Name, Address and Offices Held with Company[3]	Principal Occupation for the Past Five Years	Age	Director Since	Number of Shares[4]		Vested Option Shares[5]	Percentage of Shares Outstanding[6]
Jin Chul Jhung Chairman of the Board	President and Chairman, Royal Imex, Inc. (Importing and Wholesale)	66	2000 (1998)[7]	326,474	[8]	30,000	*

David Z. Hong Director	Retired (formerly accountant, David Hong Accounting Service)	80	2000 (1985)[7]	766,262	[9]	30,000	1.99%

Chang Hwi Kim Director	President, Maxion Inc. (Home Entertainment)	67	2000 (1989)[7]	687,876	[10]	30,000	1.80%

Kevin S. Kim Director	Attorney Kevin S. Kim & Associates	52	2008 (2008)[7]	400,000		8,333	1.02%

Peter Y. S. Kim Director	President and Chairman, Harbor Express, Inc., Gold Point Transportation, Inc., Bridge Warehouse, Inc. (Trucking); President, 3Plus Logistics	61	2000 (1998)[7]	764,631		30,000	1.99%

Sang Hoon Kim Director	Retired Chairman and Chief Executive Officer, Tmecca.com[11]	69	2000 (1985)[7]	941,726	[12]	30,000	2.43%

[3]

All offices held apply to both Center Financial Corporation and Center Bank unless otherwise indicated. The business address of each of the directors and executive officers is 3435 Wilshire Boulevard, Suite 700, Los Angeles, California 90010.

[4]

Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person (and/or such person’s spouse) is the sole beneficiary and has pass-through voting rights and investment power.

[5]

Consists of option shares which are vested or will vest within 60 days of April 12, 2010 pursuant to the Company’s 2006 Stock Incentive Plan, as amended. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year-End” and “ – Compensation of Directors.”

[6]

This percentage is based on the total number of shares of the Company’s common stock outstanding, plus the number of option shares for the applicable individual or group which are vested or will vest within 60 days of April 12, 2010 pursuant to the Company’s 2006 Stock Incentive Plan, as amended. See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year-End” and “ – Compensation of Directors.”

[7]	Year first elected or appointed a director of Center Bank.
[8]	Includes 84,073 shares held by Royal Imex, Inc., of which Mr. Jhung is President, Chairman and sole shareholder, as to which shares Mr. Jhung has sole voting and investment power.
[9]

Includes 192,980 shares held by two charitable remainder trusts of which Mr. Hong is a trustee and beneficiary, and in which Mr. Hong has proportional pecuniary interests of approximately 71% and disclaims beneficial ownership of the remaining 29%. Mr. Hong has sole voting and investment power as to all 192,980 shares held by these trusts. Mr. Hong also owns 573,282 shares directly.

[10]	Includes 18,364 shares owned by Chang Hwi Kim’s adult children, as to which shares Mr. Kim has sole voting and investment power pursuant to an agreement with the record owners of the shares.
[11]	Sang Hoon Kim served as Chairman and Chief Executive Officer of Tmecca.com, an on-line provider of professional books and magazines, from 2001 until he retired from this position in April 2006.
[12]

Includes 271,418 shares held by a trust of which Sang Hoon Kim is a trustee, and 6,812 shares held by other relatives of Mr. Kim, as to all of which shares Mr. Kim has shared voting and investment power pursuant to agreements with the record owners of the shares. Also includes 274,524 shares held by Mr. Kim’s wife as separate property, all of which are pledged, as to which shares Mr. Kim has shared voting and investment power. Mr. Kim also owns 388,972 shares directly.

*Less than 1%	(Table and footnotes continued on following page.)

					Common Stock Beneficially Owned on April 12, 2010
Name, Address and Offices Held with Company[3]	Principal Occupation for the Past Five Years	Age	Director Since		Number of Shares[4]		Vested Option Shares[5]	Percentage of Shares Outstanding[6]
Chung Hyun Lee Director	President, NuArt International, Inc. (Cosmetics Importing)	68	2000 (1985)	[7]	273,056		30,000	*

Jae Whan Yoo President, Chief Executive Officer and Director	President and Chief Executive Officer, Center Bank and Center Financial Corporation[13]	61	2007 (2007)	[7]	139,008	[14]	100,000	*

Lisa Kim Pai Executive Vice President, General Counsel, Corporate Secretary and Chief Risk Officer	Executive Vice President and General Counsel, Center Bank and Center Financial Corporation[15]	50	n/a		16,200		30,000	*

Lonny D. Robinson Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer, Center Bank and Center Financial Corporation[16]	52	n/a		—		30,000	*

Jason K. Kim Senior Vice President and Chief Credit Officer, Center Bank	Senior Vice President and Chief Credit Officer, Center Bank	43	n/a		86,518	[14]	30,760	*

Sook Kyong Goo Senior Vice President and Chief Operations Officer, Center Bank	Senior Vice President and Chief Operations Officer, Center Bank[17]	56	n/a		5,390		12,000	*

Directors and Executive Officers as a Group (12 persons)					4,407,141		391,093	11.91%

(Certain footnotes appear on previous page.)

[13]

Prior to assuming these positions in January 2007, Mr. Yoo served as President, Chief Executive Officer and director of Hanmi Financial Corporation (“Hanmi Financial”) and Hanmi Bank in Los Angeles from July 2003 to December 2004.

[14]

Includes 28,301 and 14,708 shares subject to restricted stock awards held by Jae Whan Yoo and Jason K. Kim, respectively. Mr. Yoo’s award will vest 50% on January 15, 2012, and 50% on January 15, 2013; and Mr. Kim’s award will vest 50% on February 10, 2012 and 50% on February 10, 2013; in both cases subject to receipt of satisfactory annual performance reviews each year. Such shares will continue to be subject to restrictions on transfer even when fully vested as long as the Company continues to have shares of preferred stock outstanding to the U.S. Treasury Department in connection with the TARP Capital Purchase Program.

[15]

Prior to assuming these positions in February 2007, Ms. Pai served in private legal practice with Kim Pai & Associates in Pasadena, California since November 2006; as acting General Counsel And Corporate Secretary of Nara Bancorp in Los Angeles from June 2005 to October 2006; and in private practice with The Law Offices of Lisa Pai in Los Angeles, California from February 2005 until May 2005.

[16]

Mr. Robinson was appointed to these positions on April 9, 2007. Previously, he served as our Interim Chief Financial Officer since February 12, 2007; and as project specialist for the Louisville, Kentucky office of Resources Global Professionals (a multi-national professional service firm), where he provided consulting services to financial institutions (including the Company from January through April 2006) from July 2004 to February 2007.

[17]

Prior to assuming these positions in August 2007, Mrs. Goo served as Senior Vice President and Chief Operations Officer of Hanmi Bank since October 2006; and as Senior Vice President and Operations Administrator of Hanmi Bank from May 2004 to September 2006.

*	Less than 1%

CORPORATE GOVERNANCE

General

The Board of Directors believes that it is important to encourage the highest level of corporate ethics and responsibility and has fully implemented the corporate governance requirements of Nasdaq and the Securities and Exchange Commission (the “SEC”).

Code of Ethics

We have adopted a Code of Ethics and Business Conduct (the “Code of Ethics”) which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interests. Under the terms of the Code of Ethics, directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics may be found on our web site, “www.centerbank.com” under “Investor Relations – Corporate Governance.” We intend to post notice of any waiver from, or amendment to, any provision of our Code of Ethics on this web site.

Procedures for Reporting Concerns about Accounting, Internal Accounting Controls or Auditing Matters

As a mechanism to encourage compliance with the Code of Ethics, we have established procedures for (i) receiving, retaining and addressing complaints received regarding accounting, internal accounting controls or auditing matters; (ii) allowing employees to anonymously report any problems they may detect with respect to such matters; and (iii) reporting any suspected violations of the Code or of law. The Code of Ethics also prohibits the Company from retaliating against any director, officer or employee who makes a good faith report of a suspected violation of the Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation.

Director Independence

General. The overwhelming majority of the members of our Board of Directors have historically been independent, and our Audit, Compensation, and Nomination and Governance Committees are comprised solely of independent directors in accordance with applicable SEC and Nasdaq requirements. The Board has determined that all of its directors, other than the President and Chief Executive Officer, are “independent” as that term is defined by Nasdaq rules.

Executive Sessions. The independent directors meet regularly in executive session without any members of management present.

Director Attendance

Board and Committee Meeting Attendance. During the fiscal year ended December 31, 2009, the Board of Directors of the Company held a total of seven meetings. Each director attended at least 75% of the aggregate of (1) the total number of such Board meetings and (2) the total number of meetings held by all committees of the Board on which such director served during 2009.

Director Attendance at Annual Meetings of Shareholders. The Board believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. Our policy is that all directors are expected to attend each annual meeting of shareholders unless personal or family illness or other compelling personal or business circumstances prevent attendance. All eight of our directors attended our annual meeting of shareholders in 2009.

Shareholder Communications with Board of Directors

Shareholders may communicate with the Board of Directors or with any individual director by mailing a communication to the Company’s principal executive offices addressed to the Board of Directors or to the individual director, to the attention of the Company’s Corporate Secretary. The letter should indicate that the author is a shareholder, and whether he or she owns his or her shares in street name. Depending on the subject matter, management of the Company will: (i) forward the communication to the director or directors to whom it is addressed; (ii) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to ordinary course matters in the conduct of the Company’s business; or (iii) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic. Communications which are not forwarded will be retained until the next Board meeting, where they will be made available to all directors.

Director Nomination Procedures, Qualifications and Related Matters

Procedure for Consideration of Director Nominees. Prior to making any recommendations to the Board concerning the nomination of directors for each year’s annual meeting, the Governance Committee shall (i) evaluate the performance, attendance records of, and any loans or other transactions between the Company or the Bank and each of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection; (ii) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as directors of the Company; (iii) consider the need to augment the Board for any specific purpose; (iv) review and consider any additional requests from outside parties to serve as directors; (v) if a new nominee is needed, determine the specific skills and experience desired in a new director; and (vi) in such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of the Company, investigate the potential nominee’s background, develop personal knowledge about the candidate, develop a consensus of the directors with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the recommendation.

The Governance Committee shall consider recommendations from directors, officers and employees of the Company and the Bank, as well as persons recommended by shareholders of the Company, and shall evaluate persons recommended by directors, officers or employees in the same manner as those recommended by shareholders in selecting Board nominees.

Director Qualifications. In considering possible candidates for election as a director, the Governance Committee shall be guided by the principle that each director should: (i) be an individual of the highest ethical character and integrity; (ii) have substantial experience which is of particular relevance to the Company; (iii) have the ability and willingness to devote sufficient time to the affairs of the Company; (iv) have a meaningful financial stake in the Company so as to assure that every director’s interests are aligned with those of the shareholders; (v) be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage; (vi) have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, competition in a global economy, and basic concepts of corporate accounting and finance; (vii) have an excellent personal and professional reputation in and commitment to one or more communities in which the Company does business; (viii) have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others; (ix) have the ability and desire to exercise independent thinking when considering matters brought before the Board, and not be unduly influenced by the opinions of others; (x) have no conflict of interest that would interfere with his or her performance as a director; (xi) have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency; (xii) serve or have served as chief executive officer or in another position of active leadership with a business or professional interest located within the geographic area served by the Company and its subsidiaries; and (xiii) live or work within 100 miles of an existing or proposed office of the Bank.

In considering the desirability of any particular candidate as a potential director, the Governance Committee shall also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances, including the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company.

While the Board and the Governance Committee believe that every director should possess as many of the foregoing attributes as possible, the Governance Committee has not recommended, and the Board has not established, any specific group of such attributes to be considered “minimum qualifications” for serving as a director.

Additional Information Concerning Board Diversity, Qualifications and Experience. As currently comprised, the Board of Directors is a group of individuals who are drawn from various market sectors and industry groups with a presence in the Company’s niche markets. The Board considers diversity as one of many factors in evaluating the composition of the Board but has no set policy in this regard. Board members are individuals with knowledge and experience who serve and represent the communities we serve. Current board representation provides backgrounds in accounting, banking, internet marketing, retail and wholesale, transportation/trucking, importing, and home entertainment. The expertise of these individuals covers accounting and financial reporting, corporate management, strategic planning, business acquisitions, marketing, international operations, retail and small business operations. What follows is a brief description of the particular experience, attributes and qualifications of each member of the Company’s Board of Directors that led to the conclusion that these individuals should serve as directors of the Company.

Jin Chul Jhung has served as a director of Center Bank for 12 years and of Center Financial since its formation in 2000. He has owned and operated import and wholesale businesses in the United States for more than 32 years. Mr. Jhung also serves as Chairman or Director of various Korean American community organizations including as President of the Overseas Korean Traders Association, Chairman of the first and fifth World Korean Business Conventions, and as Director of the Centennial Committee of Korean Immigration to the United States. He has received numerous awards and commendations from many civic and governmental agencies such as the Export Industry Official Commendation from the Korea Industry and Commerce Minister. Mr. Jhung received a B.S. degree in Business Administration from Korea University in Seoul, Korea, as well as an Honorary Doctoral degree from Dongseo University in Busan, Korea.

David Hong is one of the founding directors of Center Bank and Center Financial and has continuously served as a director of Center Bank for 25 years and of Center Financial for 10 years. He is currently retired. Mr. Hong owned and operated his own public accounting practice for 40 years. Mr. Hong has also served as Chairman of the Korea Merchant Marine University Alumni Association and Director of Korean Churches for Community Development (KCCD). He received a B.S. degree from Korea Merchant Marine University as well as a B.A. degree in Economics and Accounting from Baker University in Kansas. Mr. Hong also attended the University of California at Los Angeles for additional post-graduate studies.

Chang Hwi Kim has served as a director of Center Bank for 21 years and of Center Financial since its formation in 2000. He has owned and operated a home entertainment products business with 11 retail facilities throughout Southern California for the past 27 years. Prior to that, Mr. Kim served as the president of the U.S. subsidiary of a Korean conglomerate consisting of numerous manufacturing and insurance companies. His experience includes working in the planning and sales departments of a major electronics company in Korea. He has owned and operated home entertainment products businesses in the United States for 34 years. He received a B.S. degree in Journalism from Chung-Ang University in Seoul, Korea as well as a Masters of Business Administration from Pepperdine University in California.

Kevin S. Kim has served as a director of Center Bank and Center Financial for almost two years. He has been practicing law for 15 years, with focus in corporate and business transactions, business acquisitions, tax planning, and real estate transactions. Mr. Kim also is a certified public accountant and previously worked for approximately 10 years at two of the largest public accounting firms. He received a B.A. degree with a major in English and a minor in International Trade from Hankuk University in Seoul, Korea, as well as a Masters in Business Administration with emphasis in accounting and finance from the University of California at Los Angeles, and a J.D. from Loyola Law School in California.

Peter Y. S. Kim has served as a director of Center Bank for 12 years and of Center Financial since its formation in 2000. He has owned and operated trucking transportation and warehousing businesses in the United States for 30 years. While sponsoring many scholarship programs in the Korean-American community in Los Angeles, he also serves as an advisory board member of the Korean Studies Institute of the University of Southern California. He received a B.S. degree in Business Administration from Sogang University in Seoul, Korea.

Sang Hoon Kim is one of the founding directors of Center Bank and Center Financial and has continuously served as a director of Center Bank for 25 years and of Center Financial for 10 years. He has lived in the United States for 43 years and is currently retired. Previously, he owned and operated online professional publication businesses. Mr. Kim received a B.S. degree in Economics from Korea University in Seoul, Korea.

Chung Hyun Lee is one of the founding directors of Center Bank and Center Financial and has continuously served as a director of Center Bank for 25 years and of Center Financial for 10 years. He has owned and operated cosmetics importing businesses in the United States for 34 years. He received a B.S. degree in Industrial Engineering from Hanyang University in Seoul, Korea as well as a Masters in Industrial Engineering at the University of Southern California in California. Mr. Lee is active in the broader Korean American community in Southern California and currently serves as Director of the Overseas Korean Trade Association as well as Director of the Korean Chamber of Commerce in Los Angeles. He also has served in the past as Vice Chairman of the Korean Chamber of Commerce in Los Angeles, President of the South Bay Lions Club, Chairman of the Korean American Inter-Cultural Foundation and Director of the Korean Federation of Los Angeles.

Jae Whan Yoo has served as president, chief executive officer and a director of Center Bank and Center Financial since January 2007. Previously, he served as president, chief executive officer and a director of Hanmi Financial Corporation in Los Angeles, California from July 2003 to December 2004. Mr. Yoo began his career at Bank of America in 1976 and progressively rose to positions of higher responsibilities in both the Seoul branch and the New York corporate office, before leaving the company in 1991 as vice president and group manager of the Seoul branch. He then joined Korea Citibank (formerly KorAm Bank) in 1991, where he served until 2001 in various roles of increasing responsibility, including executive vice president. From August 2001 to June 2003, Mr. Yoo held various positions, including auditor of Ceratech Corporation (Seoul, Korea), board member of Industrial Bank of Korea (Seoul, Korea), advisor to the chairman of SK Telesys (Seoul, Korea) and visiting scholar to Tsinghua University (Beijing, China). He earned his B.A. in international economics and his M.B.A., both from Seoul National University in Seoul, Korea.

Consideration of Shareholder Recommendations. In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the Governance Committee shall follow the same principles outlined above, and shall request of any potential nominee such information, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of the Company’s existing directors and executive officers each year in connection with the preparation of the Company’s proxy materials, as the Governance Committee deems necessary to enable it to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to shareholders pursuant to the SEC rules concerning proxy statements.

A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 15th of the previous calendar year, and must include the following in the written recommendation: (i) a statement that the writer is a shareholder and is proposing a candidate for consideration; (ii) the name and contact information for the candidate; (iii) a statement of the candidate’s business and educational experience; (iv) information regarding the candidate’s qualifications to be a director; (v) the number of shares of the Company’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned; (vi) the written consent of the candidate to serve as a director if nominated and elected; (vii) information regarding any relationship or understanding between the proposing shareholder and the candidate; (viii) a statement that the proposed candidate has agreed to furnish to the Company all information (including a completed Directors’ and Officers’ Questionnaire as described above) as the Company deems necessary to evaluate such candidate’s qualifications to serve as a director; and (ix) as to the shareholder giving the notice (a) the name and address of the shareholder and (b) the number of shares of the Company’s stock which are owned beneficially or of record by the shareholder.

Nominations by Shareholders. The procedures for nominating directors (as opposed to making recommendations pursuant to the above procedure), other than by the Company, are set forth in our Bylaws, which provide in pertinent part as follows:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Notice of intention to make any nominations by a shareholder shall be made in writing and shall be delivered or mailed to and received by the Secretary of the Corporation not less than one hundred twenty (120) calendar days in advance of the date corresponding to that on which the Corporation’s proxy statement was released to the shareholders in connection with the previous year’s annual meeting of shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder must be received by the Secretary of the Corporation not later than the close of business on the later of (i) one hundred and twenty (120) days prior to such annual meeting; or (ii) seven (7) days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2(d) of these Bylaws…. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder and the beneficial owner, if any, on whose behalf the nomination is made; and (e) the number of shares of voting stock of the Corporation owned beneficially and of record by the notifying shareholder and such beneficial owner.”

For our 2011 Annual Meeting of Shareholders, written notice of intention to make any nominations must be received no later than December 31, 2010.

Board Leadership Structure. The Company is focused on corporate governance practices, and independent Board oversight is valued as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except our Chief Executive Officer, are independent. In addition, all of the members of the Board’s Audit Committee, Compensation Committee, and Governance Committee, are independent.

The Company currently has an independent Chairman separate from the Chief Executive Officer, and our corporate governance guidelines specify that these two positions should be kept separate except in unusual circumstances. Such circumstances have not occurred in the Company’s history. The Board believes it is important to maintain flexibility in its leadership structure, but firmly supports having an independent director in a board leadership position. If for any reason it were necessary for the Chairman to also hold the office of Chief Executive Officer temporarily, the Board would appoint an independent lead director to serve in an independent leadership position during this time. Having an independent Chairman or lead director enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman provides independent leadership of the Board and also serves as a liaison between the Board and senior management. The Board has determined that the current structure, an independent Chair, separate from the Chief Executive Officer, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent director in a Board leadership position.

Board Role in Risk Oversight. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, financial reporting risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, particularly the Audit and Compensation Committees, has responsibility for the oversight of risk management and consideration of the Company’s entire risk profile. The Board considers the most significant risks facing the Company and the Company’s general risk management strategy, to ensure that risks undertaken by the Company are consistent with the Board’s objectives. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Compensation Committee is involved in the risk management process primarily through the conduct of semi-annual compensation-related risk assessments. The Audit Committee is responsible for overseeing the Company’s financial reporting risk, oversees the entire audit function and evaluates the effectiveness of internal and external audit efforts. It receives reports from management regularly regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems. The Audit Committee reports regularly to the full Board.

To accomplish the Board’ overall risk management strategy, the Board works closely, and meets frequently and as necessary, with senior management to discuss strategy and risks facing the Company. The Chief Risk Officer presents quarterly reports on Enterprise Risk Management to the Board concerning potential risk or control issues involving management. The quarterly reports consist of a summary of quarterly risk assessment in each risk area, including credit risk, market risk (including liquidity and interest rate risk) and operational risk (including compliance and legal risk). Senior management attends appropriate portions of the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Chairman of the Board and other independent directors work together to provide strong, independent oversight of the Company’s management and affairs directly and through its standing committees and, when necessary, special meetings of independent directors. While we believe that this division of responsibility is the most effective approach for addressing the risks facing our Company, we will continue to re-examine our Board leadership structure on a regular basis, recognizing that different structures may be appropriate in different situations faced by the Company.

COMMITTEES OF THE BOARD

Audit Committee

General. The Board of Directors has, among others, a standing Audit Committee, of which director Kevin S. Kim is Chairman and all other non-employee directors are members. All of the members of the Audit Committee are “independent” as defined by the rules of Nasdaq and the SEC, and no member of the Audit Committee, other than in his capacity as a member of the Board of Directors or the Audit Committee, may accept any consulting, advisory or other compensatory fee from the Company. Each Audit Committee member also meets Nasdaq’s financial knowledge requirements and has substantial experience as the chief executive officer or equivalent of his respective business or profession. Two members of the audit committee have the requisite financial sophistication required for at least one member of the audit committee under the rules of Nasdaq. The Board of Directors has determined that Kevin S. Kim is an “audit committee financial expert” as defined under the SEC’s rules.

During the fiscal year ended December 31, 2009, the Audit Committee held a total of twelve meetings. The purpose of the Audit Committee is to monitor the quality and integrity of the Company’s accounting, auditing, internal control and financial reporting practices. The Committee selects the Company’s independent accountants, reviews the independence and performance of the independent accountants, and makes certain that the independent accountants have the necessary freedom and independence to freely examine all of the Company’s records. Further, the Audit Committee pre-approves all audit and permissible non-audit services to be performed by the independent accountants, with certain de minimis exceptions. Prior to the public release of annual and quarterly financial information, the Committee discusses with Management and the independent accountants the results of the independent accountants’ audit or limited review procedures associated with this information. The Committee oversees internal audit activities, including reviewing the internal audit plan, discussing various internal audit issues with Management, reviewing and concurring in the appointment or replacement of the director of the internal audits, and confirming and assuring the objectivity of internal audits. The Audit Committee also has ultimate responsibility for determining matters of interpretation with respect to the audit and accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code.

Audit Committee Charter. The Board of Directors has adopted an Audit Committee charter, which outlines the purpose of the Audit Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.centerbank.com” under “Investor Relations – Corporate Governance.”

Audit Committee Report. Our Audit Committee has reviewed and discussed with management our audited consolidated financial statements as of and for the year ended December 31, 2009. The committee has discussed with our independent public accountants, which are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 114, including their judgments as to the quality of our financial reporting. The committee has received from the independent public accountants written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended, and discussed with the independent public accountants the firm’s independence from management and the Company. In considering the independence of our independent public accountants, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described on page 25 below. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

In reliance on the review and discussions described above, the Committee recommends to the Board of Directors that the year-end audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Submitted by:

Kevin S. Kim, Chairman

David Z. Hong	Peter Y. S. Kim
Jin Chul Jhung	Sang Hoon Kim
Chang Hwi Kim	Chung Hyun Lee

Nomination and Governance Committee

General. The Board has a standing Nomination and Governance Committee (the “Governance Committee”) of which director Sang Hoon Kim is Chairman and all other non-employee directors are members. The Governance Committee met twice during 2009. All of the members of the Governance Committee are “independent” directors under the Nasdaq rules. The primary purposes of this committee are to (i) identify qualified candidates for director, evaluate the incumbent directors whose terms expire at each upcoming annual meeting, and recommend to the Board the director nominees for each annual meeting of shareholders; (ii) determine desired Board member skills and attributes and annually review and update the criteria for evaluating candidates for directors; (iii) annually evaluate the size and composition of the Board and each committee in light of the operating requirements of the Company and existing corporate governance trends; (iv) conduct searches as needed for prospective directors with the desired skills and attributes, and conduct reviews as appropriate into the background and qualifications of director candidates; (v) consider bona fide candidates recommended by shareholders for nomination for election to the Board in accordance with the policies and procedures set forth in the Governance Committee’s charter; (vi) retain and compensate third party search firms to assist in identifying or evaluating potential nominees to the Board, if necessary; (vii) assess and report annually to the Board concerning the effectiveness and performance of the Board and Board committees as well as the effectiveness of the relationship between the Board and management, and identify areas in which the Board or management believes the Board could improve; (viii) monitor the orientation and continuing education program for directors; (ix) annually review and assess the adequacy of the Company’s Corporate Governance Guidelines in light of applicable legal and regulatory requirements; (x) annually review and assess the adequacy of the Company’s Code of Ethics; (xi) have ultimate responsibility for determining matters of interpretation with respect to the non-audit related portions of the Code of Ethics and for making all final decisions concerning any disciplinary actions relating to those portions of the Code; and (xii) periodically review the Company’s succession plans and make recommendations to the Board of Directors with respect to management and director succession.

We do not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Board and the Governance Committee have adopted specific policies and procedures concerning the director nomination process, in accordance with which the Governance Committee considers various matters and criteria and on that basis recommends the proposed slate of nominees to the full Board. The specific procedures and criteria which the Governance Committee follows and considers in making its decisions concerning recommended nominations for directors are described above under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters.”

Committee Charter. The Board of Directors has adopted a Nomination and Governance Committee charter, which outlines the purpose of the Governance Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.centerbank.com” under “Investor Relations – Corporate Governance.”

Compensation Committee

The Board also has a standing Personnel and Compensation Committee (the “Compensation Committee”), of which director Chang Hwi Kim is Chairman and all other non-employee directors are members. The Compensation Committee met six times during 2009. All of the members of the Compensation Committee are “independent” directors under the Nasdaq rules. The primary functions of this committee are to (i) establish, implement and continually monitor adherence with the Company’s compensation philosophy; (ii) review and approve the corporate goals and objectives relevant to the compensation of our CEO, evaluate the CEO’s performance in light of these goals and objectives, and determine and approve any discretionary elements of the CEO’s compensation based on this evaluation; (iii) annually approve the compensation arrangements for “senior officers” (i.e., executive officers and other officers with the title of Executive Vice President or above) and approve or modify the CEO’s recommendations concerning annual bonuses, salary increases and any other compensation for such officers; (iv) review and approve the selection, retention and/or termination of any such officers; (v) monitor compensation trends, solicit independent advice where appropriate, and ensure that executive compensation plans are sufficient to attract and retain high quality executives; (vi) annually review the compensation paid to non-employee directors and make recommendations to the Board regarding such compensation, provided that no member of the Committee may act to fix his or her own compensation except for uniform compensation paid to directors for their services as a director; (vii) review executive officer compensation for compliance with applicable laws and regulations; (viii) during the period of the Company’s participation in the U.S. Treasury Department’s Capital Purchase Program (see discussion in “COMPENSATION DISCUSSION AND ANALYSIS”), taking necessary actions to comply with any applicable compensation-related restrictions and requirements related to the Capital Purchase Program, including, without limitation, conducting, in consultation with the Company’s senior risk officers, the required annual review of the Company’s incentive compensation arrangements for “senior executive officers” (currently the same as the Company’s Named Executive Officers) and other employees and making reasonable efforts to ensure that such arrangements do not encourage such officers or employees to take unnecessary or excessive risks that threaten the value of the Company; (ix) consider and make recommendations to the Board of Directors concerning the Company’s equity-based compensation plans, including any proposed new plans or changes to existing plans; (x) to the extent authorized by the Board, administer and implement such plans, including, but not limited to approving stock option or restricted stock award grants to the Company’s Named Executive Officers; (xi) review and approve any renewals of the CEO’s employment contract and set his compensation levels for such contract based on market peer banks’ comparable compensation and other relevant factors at the time of renewal; (xii) annually approve bonuses for all employees; (xiii) review and approve any employment agreements, salary continuation agreements or other contractual arrangements with any officers; (xiv) produce an annual report on executive compensation, and review and approve the Compensation Discussion and Analysis appearing in the Proxy Statement, which report shall include a certification that the Compensation Committee has completed the risk assessment requirements related to the Capital Purchase Program during the period of the Company’s participation in this program; and (xv) review and make recommendations to the Board concerning personnel policies and any similar documents relating to personnel matters which require Board approval.

Compensation Committee Charter. The Board of Directors has adopted a Compensation Committee charter, which outlines the purpose of the Compensation Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.centerbank. com” under “Investor Relations – Corporate Governance.”

Compensation Committee Interlocks and Insider Participation in Compensation Decisions. The persons named in the report below were the only persons who served on the Compensation Committee during the fiscal year ended December 31, 2009. None of these individuals has ever been an officer or employee of Center Financial Corporation or any of its subsidiaries. None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Compensation Committee Report. In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

The Compensation Committee has concluded, through a comprehensive risk assessment, that the compensation programs and practices at the Company do not encourage employees, including the named executive officers, to take unnecessary and excessive risks that would threaten the value of the Company. The risk assessment included various discussions, review and evaluation of the Company’s compensation plans and practices.

The Compensation Committee certifies that: (i) it has reviewed with senior risk officers the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company; (ii) it has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and (iii) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Submitted by the Compensation Committee of the Board of Directors.

Chang Hwi Kim, Chairman
David Z. Hong	Peter Y. S. Kim
Jin Chul Jhung	Sang Hoon Kim
Kevin S. Kim	Chung Hyun Lee

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its 2009 fiscal year, no director, executive officer or beneficial owner of 10% or more of the Company’s common stock failed to file, on a timely basis, reports required during or with respect to this period by Section 16(a) of the Securities Exchange Act of 1934, as amended, except for Jason K. Kim, who inadvertently failed to timely file two reports on Form 4 concerning six transactions.

COMPENSATION DISCUSSION AND ANALYSIS

General

This section addresses the Company’s compensation programs, philosophy and objectives, including the process for making compensation decisions, the role of management in the design of such program, and the Company’s 2009 executive compensation components. The discussion is intended to address the factors most relevant to understanding what our compensation programs are designed to reward, including the essential elements of compensation, why we choose to pay each element of compensation, how we determine the amount of each compensation element, and how each compensation element fits into our overall compensation objectives and affects decisions regarding other compensation elements.

Compensation Philosophy

The Company’s executive compensation programs, including those for its banking subsidiary, Center Bank, are designed to attract and retain high quality executive officers that are critical to its long-term success. The Company’s Board and management believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and to align the executives’ interests with those of the shareholders by rewarding performance based on the above established goals, with the ultimate goal of improving shareholder value.

Base compensation levels for the Named Executive Officers are established based on the officer’s roles and responsibilities, compensation of executives at comparable companies who perform similar duties, and prior year compensation. Bonus and equity compensation have historically been based on both corporate and individual performance objectives, which include asset and revenue growth, asset quality, identification of strategic opportunities, core earnings performance, regulatory compliance and personnel management.

Process for Making Compensation Decisions

Role of the Executive Officers. The Chief Executive Officer (the “CEO”), assisted by the Manager of Human Resources, conducts an annual performance evaluation process for each of the Named Executive Officers, other than himself. As part of each annual performance evaluation, he considers, among other key factors, (i) financial performance, (ii) the executives’ contribution to meeting the Company’s overall goals, (iii) the executives’ performance of job responsibilities and achievement of individual and/or departmental objectives, and (iv) management and leadership skills, including effective communication, problem solving and business development.

Based on this evaluation, the CEO determines recommendations for each such officer for salary adjustments, including merit increases, and annual incentive bonus amounts, if permissible, and submits such recommendations to the Compensation Committee for its approval. The majority of each Named Executive Officer’s incentive bonus payment has historically been determined by various performance-related factors, including the Company’s financial performance relative to that year’s pre-tax earnings goal. The Compensation Committee historically reviewed the CEO’s recommendations and could modify a recommended amount in its discretion. Recommendations by the CEO for the grant of stock awards to Named Executive Officers under the Company’s equity compensation plan are also submitted to the Compensation Committee for approval at this time to assure that the committee considers the other elements of proposed compensation at the same time.

Role of the Compensation Committee. The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Compensation Committee’s decisions are designed to ensure that the total compensation paid to the Named Executive Officers is fair, reasonable and competitive (generally, the types of compensation and benefits provided to the Named Executive Officers are similar to those of other officers of similar positions at comparable companies). The Compensation Committee is also responsible for (i) reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluating the CEO’s performance in light of these goals and objectives, and (iii) determining and approving any discretionary elements of the CEO’s compensation, if permissible, based on this evaluation. Additionally, the Compensation Committee has reviewed compensation levels for the Named Executive Officers and has approved or modified the CEO’s recommendations concerning annual bonuses and salary increases, and bonuses, when permissible, for Named Executive Officers.

The Compensation Committee also periodically reviews the compensation levels of the Board of Directors. In its review, the Compensation Committee looks to ensure that the compensation is fair and reasonably commensurate to the amount of work required both from the individual directors and from the Board in the aggregate.

To achieve these goals and objectives, the Compensation Committee has sought to maintain an executive compensation program that is set at competitive levels relative to comparable public financial services institutions with comparable performance. The Compensation Committee has determined base compensation and targeted equity-based compensation for all Named Executive Officers.

Effect of the Company’s Participation in the U.S. Treasury Department’s Capital Purchase Program

On December 12, 2008, as part of the U.S. Treasury Department’s Capital Purchase Program portion of the Troubled Asset Relief Program (the “CPP” or the “Capital Purchase Program”), the Company sold 55,000 shares of Preferred Stock to the U.S. Treasury Department (the “Treasury Department”) at an aggregate purchase price of $55 million (the “Treasury Preferred Stock”), along with a warrant to purchase 864,780 shares of Common Stock (subsequently reduced to 432,390 shares due to the Company’s successful capital raises in the fourth quarter of 2009) at an initial exercise price of $9.54 per share. As a result of this transaction, the Company became subject to certain executive compensation requirements under the Capital Purchase Program, the Emergency Economic Stabilization Act of 2008 (“EESA”), and related Treasury Department regulations. Those compensation requirements apply to the Company’s “Senior Executive Officers” (“SEOs”) who in this case are identical to the Named Executive Officers discussed in this proxy statement.

The requirements may be summarized as follows:

•	A prohibition on providing incentive compensation arrangements that encourage SEOs to take unnecessary or excessive risks;

•

The Compensation Committee must review incentive compensation arrangements for all employees with senior risk officers to ensure that employees are not encouraged to take such risks and must meet semi-annually with senior risk officers to discuss and review the relationship between risk management policies and practices and the employees’ incentive compensation arrangements;

•

Recovery of any bonus or incentive compensation paid to an SEO and the next 20 most highly compensated employees where the payment was later found to have been based on statements of earnings, gains, or other criteria which prove to be materially inaccurate or based on any other materially inaccurate performance metric criteria;

•	Limits on the amounts that can be paid under change in control and similar agreements which provide payments upon separation of service; and

•	The Company’s tax deduction for compensation paid to any SEO is limited to $500,000 annually.

Effect of the American Reinvestment and Recovery Act of 2009

The American Recovery and Reinvestment Act of 2009 (the “Stimulus Bill”), enacted in February 2009, amended the executive compensation and corporate governance provisions of the EESA and contains expansive new restrictions on executive compensation for participants in the CPP.

Key features of the Stimulus Bill as applicable to the Company are as follows:

•

A prohibition of the payment of any “bonus, retention award, or incentive compensation” to our Named Executive Officers until the Treasury Preferred Stock has been redeemed. The prohibition does not apply to bonuses payable pursuant to “employment agreements” in effect prior to February 11, 2009;

•

“Long-term” restricted stock is excluded from this bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after the Treasury Preferred Stock has been redeemed, and any other conditions which the Treasury Department may specify have been met;

•

Prohibition on any payment to any SEO or any of the next five most highly-compensated employees upon termination of employment for any reason until after the Treasury Preferred Stock has been redeemed;

•

Recovery is required of any bonus or other incentive payment made on the basis of materially inaccurate financial or other performance criteria that is paid to the SEOs or any of the next 20 most highly compensated employees;

•	Prohibition on compensation plans that “encourage” earnings manipulation;

•	A requirement that the CEO and CFO provide a written certification of compliance with the executive compensation restrictions the Stimulus Bill in the Company’s annual filings with the SEC;

•	Implementation of a Company-wide policy regarding excessive or luxury expenditures; and

•

The Treasury Department will review bonuses, retention awards, and other compensation paid to the SEOs and the next 20 most highly-compensated employees of each company receiving CPP funds before the Stimulus Bill was enacted, and to “seek to negotiate” with the recipient and affected employees for reimbursement if it finds any such payments were inconsistent with the CPP or otherwise in conflict with the public interest.

Following the publication by the Treasury Department and the SEC of the rules implementing these new executive compensation restrictions on June 2, 2009, the Compensation Committee has considered and reviewed the impact of these new limits on the Company’s executive compensation program.

Objectives of Our Compensation Strategy

The Compensation Committee has followed certain fundamental objectives to ensure the effectiveness of the Company’s compensation strategy. These objectives include the following:

Internal and External Fairness. The Compensation Committee recognizes the importance of perceived fairness of compensation practices both internally and externally. The Compensation Committee has evaluated the overall economic impact of the Company’s compensation practices and, when and if the Committee deems necessary, will consult with independent outside consultants in the evaluation of contractual obligations and compensation levels.

Performance-Based Incentives. The Compensation Committee believes that the establishment of financial incentives for the Named Executive Officers who meet certain objectives is critical to providing proper motivation to the Named Executive Officers, and thereby assisting the Company in meeting its long-term growth and financial goals. Historically, the Committee established incentives for the Named Executive Officers other than the CEO, based on objectives and goals which served as guidelines only, and determined bonuses for those individuals on a discretionary basis, after into account taking both objective and subjective factors. However, due to the Company’s participation in the CPP and the enactment of the Stimulus Bill, the Committee suspended the non-equity incentive arrangements for its Named Executive Officers in 2009 for as long as the Company remains subject to these restrictions.

Shareholder Value and Long-Term Incentives. The Compensation Committee believes that the long-term success of the Company and its ability to consistently increase shareholder value is dependent on its ability to attract and retain skilled executives. The Company’s compensation strategy engages equity-based compensation, specifically, restricted stock awards, as limited by the new regulations, to align the interests of the Named Executive Officers with those of our shareholders.

Full Disclosure. The Compensation Committee seeks to provide full disclosure to the Board of Directors regarding compensation practices and issues, to ensure that all directors understand the implications of the Committee’s decisions. The Compensation Committee has reviewed the compensation practices of peers and considered the Named Executive Officers’ individual efforts and contributions to the Company’s performance, and has also reviewed various subjective measures in determining the adequacy and appropriateness of the Named Executive Officers’ compensation. The Compensation Committee takes into account the performance of the Named Executive Officers as well as their longevity with the Company, and recognizes that competition among financial institutions for attracting and retaining senior management executives has become more intense in the past few years. The Compensation Committee takes such market considerations into account to ensure that the Company is providing appropriate long-term incentives to enable it to continue to attract new senior management executives and to retain the ones it already employs. The Committee also considers general economic conditions and the Company’s past practices in making its compensation decisions.

Measures of Achieving Performance Objectives

The Compensation Committee has established various processes to assist it in ensuring that the Company’s compensation program is achieving its objectives. Among these are:

Assessment of Company Performance. The Committee uses Company performance measures in two ways. In establishing total compensation ranges, the Committee considers various measures of Company and industry performance, including asset growth, earnings per share, return on assets, return on equity, total shareholder return and the effective execution of the Company’s growth strategy. The Committee does not apply a specific formula or assign these performance measures designated relative weights. Instead, it makes a subjective determination after considering such measures collectively.

Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the CEO and the other Named Executive Officers. The CEO’s compensation is governed by his employment contract, which is described below. For the other Named Executive Officers, the Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the Board’s interactions with the officer. As with the CEO, the performance evaluation of these executives is based on their contributions to the Company’s performance and other leadership accomplishments.

Total Compensation Review. The Committee reviews each Named Executive Officer’s base pay and equity incentives annually. In addition to these primary compensation elements, the Committee reviews the perquisites and other compensation and payments that would be required under various severance and change-in-control scenarios. Following the 2009 review, the Committee determined that these elements of compensation were reasonable in the aggregate.

Executive Compensation Components

For the fiscal year ended December 31, 2009, the principal components of compensation for Named Executive Officers were (i) base salary; (ii) equity incentives; and (iii) perquisites and other personal benefits. Of the five Named Executive Officers who served during 2009, only Jae Whan Yoo, our President and CEO, has a written employment agreement that governs the terms of his compensation. His employment agreement is described below under “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Employment Agreement.” Mr. Yoo entered into a new employment agreement effective January 16, 2010. Our policies and practices for each of the principal compensation components are explained in the following paragraphs.

Base Salaries. Base salaries for our Named Executive Officers other than the CEO are dependent on the scope of their responsibilities, taking into account competitive market compensation paid by similar companies for comparable positions. Generally, we believe that executive base salaries should be targeted near the median range for executives in similar positions with similar responsibilities at comparable companies. Our Compensation Committee considers and approves our CEO’s recommendations (after any modifications) concerning base salaries for these other Named Executive Officers, including merit increases. As part of this process, the Committee considers relevant market practices by reviewing the data on peer companies of similar size, growth potential and market area. The peer group consists of three publicly traded Korean-American bank holding companies headquartered in our market area (the “Peer Group”).1 8 Base salary adjustments are effective following the performance evaluation conducted annually for the Named Executive Officers other than the CEO. Base salaries,

[18]	The Peer Group consisted of the following three bank holding companies located in Los Angeles: Hanmi Financial Corporation, Nara Bancorp and Wilshire Bancorp.

including merit increases, for the Named Executive Officers other than the CEO in 2009 were primarily based on our financial and overall performance in 2008, performance of the executive and the executive’s department(s) or division(s), and base salary levels in the Peer Group. Merit increases in base pay are designed to reward our Named Executive Officers for their job performance and to manage pay growth consistent with our stated compensation objectives.

The base salary for our CEO is set forth in his current employment agreement (see “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Employment Agreement”). Due to the financial crisis currently affecting the U.S. economy, and the Company’s performance in 2009, Mr. Yoo declined to accept the salary increase for 2009 specified in his previous employment agreement, which was replaced by a new agreement in January 2010. In determining the base salary of our CEO when negotiating the terms of his employment agreement, the Committee reviewed the levels of such salaries at comparable financial institutions, and ultimately selected a base salary figure which approximated Mr. Yoo’s prior base salary plus his minimum guaranteed bonus under his prior contract.

The salaries for the Named Executive Officers are generally targeted to be near the median range for executives in comparable positions in the Peer Group. However, due to the financial crisis currently affecting the U.S. economy, and the Company’s performance in 2009, our CEO recommended to the Committee in January 2010, and the Committee accepted his recommendation, that salaries of the other Named Executive Officers not be increased.

Performance-Based Bonuses. The Compensation Committee has historically awarded annual incentive bonuses to the Named Executive Officers other than the CEO after reviewing the Company’s and each individual’s performance for the past year. The incentive bonuses were intended to reward these individuals for favorable performance, and while not calculated on the achievement of itemized corporate performance targets in accordance with any numerical formula, were based in part on achievement of corporate performance factors including profitability, efficiency, growth, asset quality and liquidity. The Committee also considered subjective factors such as the safety and soundness of the organization, including credit quality, capital management, personnel management and regulatory compliance. However, due to the Company’s participation in the CPP, performance-based bonuses to the other Named Executive Officers were suspended and no such bonuses to these individuals were awarded for 2009. Since performance-based bonuses to the other Named Executive Officers were suspended in February 2009, no specific criteria for 2009 were established.

For the CEO, the calculation of the annual incentive bonus amount for 2009 was set forth in his then operative employment agreement as described below. Since the Company’s pre-tax earnings in 2009 did not exceed its pre tax earnings for the previous year, the CEO was entitled to the minimum incentive bonus amount of $40,000 based on the employment agreement dated January 16, 2007. However, in view of the financial crisis and Company performance discussed above, and the fact that the other Named Executive Officers did not receive any performance-based bonuses for 2009, Mr. Yoo declined to accept this incentive bonus to which he was entitled.

Equity Incentives

The Compensation Committee is responsible for granting equity compensation awards under our stock incentive plan to our Named Executive Officers, and grants such awards to further each of our stated compensation program objectives.

Consistent with our general philosophy of granting substantial options upon the initial appointment of our Named Executive Officers, our current CEO and our current Executive Vice President and General Counsel were each granted stock options in February 2007, on or shortly after their appointments, to purchase 100,000 and 50,000 shares, respectively, of our authorized but unissued common stock. In April 2007 and August 2007, respectively, on or shortly after their appointments, our Executive Vice President and Chief Financial Officer, and our Senior Vice President and Chief Operations Officer, were granted stock options to purchase 50,000 and 30,000 shares, respectively. The options granted to our CEO vest at the rate of one-third per year commencing one year from the date of grant, and the options held by the other Named Executive Officers vest at the rate of 20% per year commencing one year from the date of grant. Due to the Company’s participation in the Capital Purchase Program, current and future grants of stock options to the Named Executive Officers have been suspended effective February 2009, and restricted stock awards are the only form of equity award being considered. No restricted stock awards were granted to the Named Executive Officers in 2009.

Perquisites and Other Personal Benefits

Consistent with the Company’s compensation objectives, the Named Executive Officers are provided perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program and which keep us competitive in the marketplace. The Committee periodically reviews the level of perquisites and other personal benefits provided to the Named Executive Officers for suitability with our program objectives. The Named Executive Officers receive medical and life insurance benefits as well as 401(k) Plan matching employer contributions which are available to all employees. In addition, the Named Executive Officers receive automobile allowances or the use of automobiles, and gas and cellular telephone allowances or reimbursement; and the CEO and the Chief Credit Officer also receive golf club membership dues. The amounts of such benefits are included and explained in the Summary Compensation Table below (see “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION—Summary Executive Compensation Information”), with the exception of the medical and life insurance benefit amounts which are excluded in accordance with SEC rules.

Risk Assessment Review

On February 24, 2010, the Compensation Committee conducted its semi-annual compensation risk assessment. The Committee reviewed each employee compensation plan and the eligible employees for each plan. The compensation plans included: base salary, mid-year and year-end bonuses, performance incentive bonuses, stock options, restricted stock awards, SBA loan referral fees, SBA Department incentive payments, gas/auto/cell phone allowances, deposit incentive payments and teller incentive payments. The Committee and senior management reviewed several compensation plans that could potentially promote unnecessary and excessive risk-taking since payments under these particular compensation plans were partly based on volume production. These compensation plans were: the SBA loan referral fees, the SBA Department incentive payments, and the deposit incentive payments. The SBA Department incentive payments were suspended as of September 2008, but were being proposed for reinstatement in 2010. The Committee and the senior management then discussed the recommended changes to the structure of these compensation plans to minimize or eliminate such risk-taking.

The SBA loan referral fees, which are paid to all employees referring an SBA loan, (with the exception of SBA loan officers) are calculated at 0.25% of the loan amount, capped at $2,000 with exceptions. The SBA Department incentive payments are paid to SBA loan officers and the SBA Department manager depending on the number of SBA loans they underwrite each month. In order to address the element of risk in these two types of compensation plans, senior management recommended revisions so that fees and incentive payments would be deferred over a period of time: 40% of fees or incentive payment paid at time loan is booked, 30% paid six months from loan date and the final 30% paid twelve months from the loan date. Payment of the fee or incentive at each stage will depend upon the loan quality or the overall quality of the loan portfolio in the case of SBA loan officers and SBA manager.

Similarly, senior management recommended that the payment of deposit incentives be deferred for a period of three months and may be subject to clawback if any losses or charge-offs result from the deposit account.

The Committee agreed with the recommended revisions to these compensation plans. Following the assessment, the Compensation Committee certified to various matters set forth above under “COMMITTEES OF THE BOARD - Compensation Committee - Compensation Committee Report.”

Conclusion

The Compensation Committee intends to continue to link executive compensation to corporate performance and shareholder return. We believe our executive compensation policies and programs serve the best interests of our Company and our shareholders. The various pay vehicles offered are balanced to compensate our executives for current performance and provide motivation for them to contribute to our overall future success, thereby enhancing the Company’s value for the benefit of all our shareholders.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Executive Compensation Information

The following table sets forth certain summary compensation information with respect to our Chief Executive Officer, our Chief Financial Officer, and our only other executive officers who served during 2009 whose total compensation for the fiscal year ended December 31, 2009, exceeded $100,000 (the “Named Executive Officers”):

Name and Principal Position	Year	Salary[19]		Bonus[20]		Non-Equity Incentive Plan Compensation[20]		Stock and Option Awards[21]		All Other Compensation[22]	Total
Jae Whan Yoo President and Chief Executive Officer	2009 2008 2007	$257,906 257,906 239,583	[23]	$	— — 60,000	$	— — 40,000	$	— — 912,700	$44,865 51,503 40,700	$302,771 309,409 1,252,983

Lisa Kim Pai Executive Vice President General Counsel, Corporate Secretary and Chief Risk Officer	2009 2008 2007	$200,000 192,500 131,653	[23]	$	— 5,700 72,500		— — —	$	— — 460,150	$11,583 20,125 9,565	$211,583 218,325 673,868

Lonny D. Robinson Executive Vice President and Chief Financial Officer	2009 2008 2007	$200,000 192,500 130,961	[23]	$	— 5,700 72,500		— — —	$	— — 320,550	$8,333 11,478 8,352	$208,333 209,678 532,363

Jason K. Kim Senior Vice President and Chief Credit Officer	2009 2008 2007	$140,608 140,157 134,766		$	— 4,215 66,900		— — —	$	— — 131,200	$20,924 27,342 18,885	$161,532 171,714 351,751

Sook Kyong Goo Senior Vice President and Chief Operations Officer	2009 2008 2007	$150,000 150,000 51,730	[23]	$	— 4,450 36,250		— — —	$	— — 134,940	$10,633 18,712 3,776	$160,633 173,162 226,696

[19]

Includes portions of these individuals’ salaries, if applicable, which were deferred pursuant to the Company’s 401(k) Plan (the “401(k) Plan”). The 401(k) Plan permits all participants to contribute up to 15% of their annual compensation on a pre-tax basis (subject to a statutory maximum, which contributions vest immediately when made). Until May 1, 2009, the Company’s policy was to match 75% of the employee’s contribution up to 4% of his or her compensation, and 25% of the employee’s contribution that exceeds 4% but is less than 8% of his or her compensation, which contributions become vested over a period of six years at the rate of 20% per year beginning at the end of the second year of completed employment. The Company suspended its matching contributions as of May 1, 2009.

[20]

Mr. Yoo was entitled to receive a non-equity incentive plan award of $40,000 for 2009 and 2008 based on his employment agreement, but declined to accept this incentive bonus in view of the financial crisis affecting the U.S. economy, the Company’s performance, and the fact that the other Named Executive Officers did not receive performance-based bonuses for those years. (See “COMPENSATION DISCUSSION AND ANALYSIS – Performance-Based Bonuses”). However, all of the Named Executive Officers, except for the CEO, received small mid-year and year-end bonuses in 2008 due to their participation in a Company-wide bonus program for all employees, which bonuses were awarded at the discretion of the Board of Directors. The non-equity incentive plan compensation for Mr. Yoo for 2007 consisted of the minimum incentive bonus payable based on the formula in his employment agreement (see “Potential Payments Upon Termination or Change in Control – Employment and Resignation Agreements”). All amounts in the “Bonus” column consist of discretionary bonuses (performance-based and/or Company-wide) and are shown for the year earned. Some of the bonuses and all of the non-equity incentive amounts were paid in the following year.

[21]

Represents the aggregate grant date fair value of stock options granted in 2007 as computed pursuant to FASB accounting standards on stock compensation. The assumptions used in valuing these option awards are detailed in Note 14 to the consolidated financial statements in our Annual Report to Shareholders for 2007.

[22]

Figures in the “All Other Compensation” column include employer contributions to these individuals’ accounts pursuant to the 401(k) Plan, automobile allowances or depreciation expense, gas and cellular telephone allowances or reimbursement, nominal life insurance premiums, and golf club membership dues in the case of Messrs. Yoo and Kim. The depreciation expenses for the automobile supplied to Mr. Yoo were $31,987, $31,987 and $29,322 in 2009, 2008 and 2007, respectively. All other amounts described in this footnote were less than $10,000 per individual per year.

[23]

Represents salary paid from commencement of this individual’s employment through December 31, 2007. Mr. Yoo and Ms. Pai commenced their employment on January 16 and February 21, 2007, respectively. Mr. Robinson commenced employment as Interim Chief Financial Officer on February 12, 2007 and was appointed to his current position on April 9, 2007. Mrs. Goo commenced her employment on August 13, 2007.

Grants of Plan-Based Awards

No plan-based awards were granted to the Named Executive Officers during 2009. Mr. Yoo was entitled to receive a non-equity incentive plan award of $40,000 for 2009 based on his employment agreement, but declined to accept this incentive bonus in view of the financial crisis affecting the U.S. economy, the Company’s performance, and the fact that the other Named Executive Officers did not receive any bonuses for 2009. (See “COMPENSATION DISCUSSION AND ANALYSIS – Performance-Based Bonuses.”)

Outstanding Equity Awards at Fiscal Year-End24

The following table provides information with respect to outstanding stock options, which were the only form of equity awards held by the Named Executive Officers at December 31, 2009:

Name	Number of Shares Underlying Unexercised Options – Exercisable	Number of Shares Underlying Unexercised Options – Unexercisable	Option Exercise Price	Option Expiration Date
Jae Whan Yoo	—	100,000	$22.14	02/14/17
Lisa Kim Pai	20,000	30,000	$22.37	02/21/17
Lonny D. Robinson	20,000	30,000	$17.06	05/09/17
Jason K. Kim	4,320 8,640 1,800 3,200 8,000	— — — 800 12,000	$5.00 5.93 13.42 21.06 17.00	03/15/12 05/15/12 01/20/14 05/23/15 06/07/17
Sook Kyong Goo	12,000	18,000	$14.82	08/13/17

Option Exercises and Stock Vested

No stock options were exercised by the Named Executive Officers during 2009, and the Named Executive Officers did not have any stock awards as of December 31, 2009.

Deferred Compensation

In May 2004 the Board of Directors approved the Company’s Executive Deferred Compensation Plan, pursuant to which executive officers may elect to defer a portion of their annual compensation. The Deferred Compensation Plan is unfunded for tax purposes and for purposes of ERISA. The Named Executive Officers were all eligible to participate in the Executive Deferred Compensation Plan in 2009 but only two of them elected to participate. There are no employer contributions to the plan. The amounts to be deferred are selected initially by the participant and can generally be changed within 45 days before the beginning of the next plan year. Interest on the amounts deferred is credited monthly at the rate of 1% over the Wall Street Journal Prime Rate. The balance in the account is paid to the participant over a period of one year in twelve equal installments in the event of retirement, or in a lump sum within 30 days following earlier termination of employment, whether due to resignation, termination without cause, a change in control, or disability.

[24]

Options are for terms of ten years and the exercise price per share is the closing price of the stock on the date of grant. Options listed in the table which are not fully vested will become vested at the rate of 20% per year commencing one year from the date of grant. Unvested options accelerate in the event of a change in control of the Company, and options terminate in the event of termination of employment, with the time period for exercise of the vested portion depending on the reason the service ceases. In the case of termination for cause, the options expire immediately.

The following table sets forth information concerning the Executive Deferred Compensation Plan for the Named Executive Officers as of and for the fiscal year ended December 31, 2009:

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Jae Whan Yoo	—	—	—	—	—
Lisa Kim Pai	—	—	—	—	—
Lonny D. Robinson	—	—	—	—	—
Jason K. Kim	$22,738	—	$598	—	$38,684
Sook Kyong Goo	$55,000	—	$1,632	—	$102,249

Potential Payments Upon Termination or Change in Control

The compensation and benefits payable to the Named Executive Officers, assuming that a termination of employment had occurred on December 31, 2009, would consist solely of acceleration of unvested stock options in the event of a change in control. Due to the Company’s participation in the TARP Capital Purchase Program, no compensation or benefits would have been due upon termination of employment on that date for any other reason. If a change in control had occurred on December 31, 2009, all of the Named Executive Officers would have been entitled to exercise their unvested options as of that date, but no unvested options had any value on that date.

Employment Agreement

Effective January 16, 2010, the Company and Center Bank entered into a three year employment agreement with Jae Whan Yoo, as President and Chief Executive Officer, to replace his previous employment agreement which was scheduled to expire on January 17, 2010. The employment agreement specifies an annual base salary of $300,000 for the first year of the contract term, with annual increases thereafter based on increases in the applicable Consumer Price Index, not to exceed 7% per year. Mr. Yoo is also entitled to the use of a Company-owned automobile, medical and life insurance benefits, reimbursement for business expenses, and payment of country club membership expenses. In addition, pursuant to his employment agreement, on January 15, 2010, Mr. Yoo was granted restricted stock awards (“RSAs”) covering 28, 301 shares of common stock, with an aggregate award value of $150,000 based on the closing price of the Company’s common stock on the date of grant. The RSAs will vest 50% on January 15, 2012 and 50% on January 15, 2013, subject to Mr. Yoo’s receipt of satisfactory annual performance evaluations each year. The shares will continue to be subject to restrictions on transfer even when fully vested as long as the Company continues to have shares of preferred stock outstanding to the U.S. Treasury Department in connection with the Company’s participation in the TARP Capital Purchase Program.

Compensation of Directors

The Chairman of the Board receives $5,100 per month, the chairmen of the various Board committees receive $4,500 per month, and the other non-employee directors receive $3,500 per month, for their membership on the Board and attendance at Board and committee meetings. The non-employee directors also receive certain medical and dental benefits in excess of those provided to all employees. Specifically, each such director receives full medical and dental coverage (including dependent coverage) at no cost, compared to employees, who must pay between $50 and $160 per month depending on the type of coverage selected. In 2009, three directors and their dependents who became eligible for Medicare received reimbursement of Medicare premiums and supplemental insurance premiums in lieu of medical benefits. These reimbursements range from $1,045 to $1,232 per month, which are at similar levels or below the medical benefits provided to other directors.

In May 2004, each of the non-employee directors became a participant in the Bank’s Director Survivor Income Plan, which provides for a payment to each director’s chosen beneficiary in the amount of $200,000. The Bank, in return, has purchased whole life insurance policies insuring the life of each director for amounts in excess benefits payable to such beneficiaries. The Bank is the beneficiary of each of the insurance policies.

No stock options were exercised by, and no restricted stock awards were granted to, the non-employee directors during 2009. Director Kevin S. Kim was granted a stock option in 2009 covering 25,000 shares of authorized but unissued common stock at an exercise price of $ 4.79 per share, with an expiration date in February 2019. As of December 31, 2009, director Kevin S. Kim held the option described in the preceding sentence, and each of the remaining non-employee directors held a stock option covering 30,000 shares of authorized but unissued common stock, at an exercise price of $17.23 per share, with an expiration date of June 4, 2017. As of December 31, 2009, Kevin Kim’s stock option was not vested, and the stock options held by each of the other non-employee directors were vested as to 20,000 shares. The number of shares of outstanding options vested for each of the non-employee directors as of April 12, 2010 appears in the table on pages 4 and 5 above. Information concerning stock options held as of December 31, 2009 by Jae Whan Yoo, who is also a Named Executive Officer, is set forth above under “Outstanding Equity Awards at Fiscal Year-End.”

The table below summarizes the compensation paid to the non-employee directors for the year ended December 31, 2009. Compensation paid to Jae Whan Yoo, the only director who is also a Named Executive Officer, is set forth above in the various sections above concerning compensation paid to the Named Executive Officers.

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards	All Other Compensation[25]	Total
David Z. Hong	$54,000	—	$16,256	$70,256
Jin Chul Jhung	58,200	—	15,106	73,306
Chang Hwi Kim	54,000	—	15,106	69,106
Kevin S. Kim	49,000	—	22,183	71,183
Peter Y. S. Kim	57,000	—	22,183	79,183
Sang Hoon Kim	54,000	—	14,032	68,032
Chung Hyun Lee	54,000	—	15,106	69,106

RELATED PARTY TRANSACTIONS

Certain of our executive officers and directors and the companies with which they are associated have been customers of, and have had banking transactions with Center Bank (the “Bank”) in the ordinary course of the Bank’s business since January 1, 2009, and the Bank expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Bank, and in the opinion of the Board of Directors, did not involve more than the normal risk of repayment or present any other unfavorable features.

[25]	Consists entirely of premiums for medical and dental insurance or equivalent reimbursements (see narrative description preceding table).

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010. In April 2010, KPMG replaced Grant Thornton LLP (“Grant Thornton”), which audited the Company’s financial statements for the year ended December 31, 2009. (See “ – Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” below.) Representatives of KPMG are expected to be present at the Meeting. They will have the opportunity to make a statement should they desire to do so and will be available to respond to appropriate questions. Representatives of Grant Thornton are not expected to be present at the Meeting.

Although not required to do so, the Board of Directors has chosen to submit this proposal to the vote of the shareholders in order to ratify the Audit Committee’s appointment of KPMG. It is the intention of the persons named in the Proxy to vote such Proxy FOR the ratification of this appointment. If the Company’s shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain KPMG, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Fees

The aggregate fees billed by Grant Thornton for the fiscal years ended December 31, 2009 and 2008 were as follows:

	2009	2008
Audit fees	$628,124	$736,862
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$628,124	$736,862

None of the fees paid to Grant Thornton during 2009 and 2008 were paid under the de minimis safe harbor exception from Audit Committee pre-approval requirements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

At a meeting on April 14, 2010, Center Financial Corporation (the “Company”), as a result of a competitive request for proposal process undertaken by the Audit Committee of the Board of Directors, decided that it would not retain Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. At the same meeting, the Audit Committee selected the accounting firm of KPMG LLP (“KPMG”) as the independent auditor for the Company’s 2010 fiscal year. The change in accountants did not result from any dissatisfaction with the quality of professional services rendered by Grant Thornton. Grant Thornton, the Company’s current independent auditor, will continue in this capacity until subsequent to the filing of our Form 10-Q with the SEC for the quarter ended March 31, 2010.

In the two fiscal years ended December 31, 2009 and 2008, and from January 1, 2010 to the date of this proxy statement, there have been no disagreements between the Company and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its opinion on the Company’s consolidated financial statements for such year, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S K except as set forth below:

In the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which the Company filed with the Securities and Exchange Commission on March 30, 2009, Management’s Report on the Internal Control over Financial Reporting stated, as of December 31, 2008, that the Company did not maintain effective internal control over financial reporting, due to an internal control deficiency that constituted a “material weakness,” based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The weakness concerned controls over the preparation and review of the Company’s allowance for loan losses. Specifically, the Company did not maintain effective internal controls over the review process on historical risk factors to reflect directional consistency in current loan loss provision. This control deficiency resulted in an increase in the Company’s allowance for loan losses and loan loss provision as of and for the year ended December 31, 2008. Accordingly, management determined that this control deficiency constituted a material weakness in internal control over financial reporting as of December 31, 2008. The material weakness was remediated prior to December 31, 2009. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 12, 2010, as amended April 8, 2010, stated that, as of December 31, 2009, Management believed that the Company maintained effective control over financial reporting. Grant Thornton’s report as of that same date included with the Form 10-K also contained its opinion that the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009.

The Company has given permission to Grant Thornton to respond fully to the inquiries of the successor auditor.

The Company requested that Grant Thornton review the disclosure in the Report on Form 8-K filed with respect to the change in accountants (which disclosure was substantially identical to the disclosure contained herein), and Grant Thornton was given the opportunity to furnish the Company with a copy of its letter addressed to the SEC containing any new information, clarification of the Company’s expression of its views, or the respects in which it does not agree with the statements made by the Company herein. Such letter was filed as an exhibit to the Form 8-K.

The Company engaged KPMG as the Company’s independent registered public accounting firm as of the date set forth above. Prior to such date, the Company did not consult with KPMG regarding (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered by KPMG, or (iii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

Board of Directors’ Recommendation and Required Vote

The proposal will be approved if the votes cast favoring the ratification of the appointment exceed the votes cast opposing it.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009, enacted in February 2009, requires the Company, among other things, to submit to its shareholders a non-binding vote on the compensation of the Company’s Named Executive Officers as disclosed in accordance with SEC regulations, until our preferred stock issued to the Treasury Department pursuant to the Capital Purchase Program has been redeemed (see “COMPENSATION DISCUSSION AND ANALYSIS” above for further information about this program).

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any related disclosures contained in the proxy statement for the Company’s 2010 Annual Meeting of Shareholders.”

This vote shall not be binding on the Board of Directors or the Compensation Committee and will not be construed as overruling a decision by, nor create or imply any additional fiduciary duty by, the Board or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board of Directors’ Recommendation and Required Vote

The Board of Directors and the Compensation Committee believe that the Company’s compensation practices and procedures are (i) designed to accomplish the objectives stated in the Company’s compensation philosophy; (ii) competitive, reasonable and effective; and (iii) appropriately aligned with the long-term success of the Company and the interests of shareholders.

This proposal will be approved if the votes cast in favor exceed the votes cast against it.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal concerning the Company’s 2011 Annual Meeting of Shareholders must be submitted by a shareholder prior to December 31, 2010 in order to qualify for inclusion in the proxy statement relating to such meeting. The submission by a shareholder of a proposal does not guarantee that it will be included in the proxy statement. Shareholder proposals are subject to certain regulations and requirements under the federal securities laws.

The persons named as proxy holders for the 2011 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal which is not included in the Company’s proxy materials for the Meeting, unless the Company receives notice of the proposal by March 16, 2011. If proper notice is received by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing shareholder proposals.

OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than those set forth above. However, if other matters properly come before the Meeting, it is the intention of the proxy holders to vote said Proxy in accordance with the recommendations of the Board of Directors, and authority to do so is included in the Proxy.

DATED: April 30, 2010	CENTER FINANCIAL CORPORATION

Jae Whan Yoo
President and Chief Executive Officer

A COPY OF THE COMPANY’S 2009 ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS (BUT WITHOUT EXHIBITS) FILED WITH THE SEC IS INCLUDED AS PART OF THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS, WHICH IS BEING SENT TO SHAREHOLDERS TOGETHER WITH THIS PROXY STATEMENT. IF A SHAREHOLDER DESIRES COPIES OF THE EXHIBITS TO THE REPORT, THEY WILL BE PROVIDED UPON PAYMENT BY THE SHAREHOLDER OF THE COST OF FURNISHING THE EXHIBITS TOGETHER WITH A WRITTEN REQUEST TO LONNY D. ROBINSON, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT 3435 WILSHIRE BOULEVARD, SUITE 700, LOS ANGELES, CALIFORNIA 90010.

REVOCABLE PROXY – CENTER FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS – June 9, 2010

The undersigned shareholder(s) of Center Financial Corporation (the “Company”) hereby nominates, constitutes and appoints David Z. Hong, Chang Hwi Kim, and Jae Whan Yoo, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Meeting”) of the Company to be held at the Olympic Office of Center Bank, 2222 West Olympic Boulevard, Los Angeles, California 90006 on Wednesday, June 9, 2010 at 6:00 p.m., and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as stated on the reverse side.

THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN, IF NO INSTRUCTIONS ARE GIVEN, THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “FOR” ALL NOMINEES LISTED AND “FOR” PROPOSALS 2 AND 3.

IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.

Proposals - THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 2 AND 3.

1.	Election of Directors. To elect the following eight individuals to serve until the next annual meeting of shareholders and until their successors are elected and qualified: David Z. Hong, Jin Chul Jhung, Chang Hwi Kim, Kevin S. Kim, Peter Y.S. Kim, Sang Hoon Kim, Chung Hyun Lee and Jae Whan Yoo.

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For all EXCEPT – To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

2.	Ratification of Appointment of Accountants. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010, as described in the Company’s Proxy Statement dated April 30, 2010.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Advisory Vote on Executive Compensation. To approve, on an advisory and non-binding basis, the compensation paid to the Company’s Named Executive Officers, as described in the Company’s Proxy Statement dated April 30, 2010.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	To transact such other business as may properly come before the Meeting and at any adjournment or adjournments thereof. Management at present knows of no other business to be presented by or on behalf of the Company or its Board of Directors at the Meeting.

Non-Voting Items Change of Address – Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting	☐

Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within this box.	Signature 2 – Please keep signature within this box.